                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

                   STRATUS SERVICES GROUP, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in its Charter)

      -----------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

Check the appropriate box
/X/        No fee required
/ /        Fee computed on table below per Exchange Act
           Rules 14(a)(6)(i) and 0-11.
           1)   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2)   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3)   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11:
                ----------------------------------------------------------
           4)   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5)   Total Fee Paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount previously paid:
                ----------------------------------------------------------
           2)   Form, Schedule or Registration Statement No.
                ----------------------------------------------------------
           3)   Filing party:
                ----------------------------------------------------------
           4)   Date Filed:
                ----------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 1, 2001

                          STRATUS SERVICES GROUP, INC.

                                ----------------

To the Shareholders of
STRATUS SERVICES GROUP, INC.:

    The Annual Meeting of the Stockholders of STRATUS SERVICES GROUP, INC. (the "Company") will be held on Tuesday, May 1, 2001 at 500 Craig Road, Manalapan, New Jersey 07726 at 10:00 a.m., local time, for the following purposes:

    1.  To elect a new Board of Directors of the Company.

    2. To consider and vote upon a proposal to adopt the Company's 2001 Equity Incentive Plan.

    3. To consider and vote upon a proposal to approve the issuance to the holders of the Company's 6% Convertible Debentures due December 1, 2005 (the "6% Debentures") of the full number of shares of Common Stock, $.01 par value per share ("Common Stock"), to which such holders are entitled upon conversion of the 6% Debentures.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Holders of Common Stock of record at the close of business on March 15, 2001, are entitled to notice of and to vote at the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ J. Todd Raymond

                                          J. TODD RAYMOND
                                          GENERAL COUNSEL & SECRETARY

Manalapan, New Jersey
April 3, 2001

                                    IMPORTANT
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU ARE UNABLE TO DO SO, PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                          STRATUS SERVICES GROUP, INC.
                           500 CRAIG ROAD, SUITE 201
                          MANALAPAN, NEW JERSEY 07726

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 1, 2001

                             ---------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished to the holders of Stratus Services
Group, Inc. (the "Company" or "Stratus") Common Stock, $.01 par value ("Common Stock"), in connection with the solicitation of proxies for use at the annual meeting of stockholders to be held on May 1, 2001, and at any adjournment thereof (the "meeting" or "annual meeting"), pursuant to the accompanying Notice of Annual Meeting of Stockholders. Holders of Common Stock are referred to herein collectively as the "stockholders." Forms of proxies for use at the meeting are also enclosed. The Company anticipates mailing this Proxy Statement to its stockholders on or about April 3, 2001. The executive offices of the Company are located at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726.

    Stockholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the secretary of the meeting. Presence at the meeting does not of itself revoke the proxy; however, a vote cast at the meeting by written ballot will revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted FOR the election of the nominees for the Board of Directors named herein, FOR the proposal to adopt the 2001 Equity Incentive Plan and FOR the proposal to approve the issuance to the holders of the Company's 6% Convertible Debentures due December 1, 2005 (the "6% Debentures") of the full number of shares of Common Stock to which such holders are entitled upon conversion of the 6% Debentures. Management is not aware at the date hereof of any matters to be presented at the meeting other than the election of a new Board of Directors, the proposal to adopt the 2001 Equity Incentive Plan and the proposal to approve the issuance to the holders of the 6% Debentures of the full number of shares of Common Stock to which such holders are entitled upon conversion of the 6% Debentures. If any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

    Proxies for use at the meeting are being solicited by the Board of Directors of the Company. The cost of preparing, assembling and mailing the proxy material is to be borne by the Company. It is not anticipated that any compensation will be paid for soliciting proxies, and the Company does not intend to employ specially engaged personnel of the Company or other paid solicitors in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and employees of the Company may, without additional compensation, solicit proxies personally or by telephone, facsimile transmission or letter.

                                     VOTING

    The voting securities entitled to vote at the meeting consist of shares of Common Stock, with each share entitling its owner to one vote on an equal basis. On March 15, 2001, the number of outstanding shares of Common Stock was 5,788,286. Only stockholders of record on the books of the Company at the close of business on March 15, 2001 will be entitled to vote at the meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the meeting. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote, is required for the election of directors. The proxy card provides space for a stockholder to withhold votes for any nominee for the Board of Directors. The proposals to adopt the 2001 Equity Incentive Plan and to approve the issuance to the holders of the 6% Debentures of the full number of shares of Common Stock to which such holders are entitled upon conversion of the 6% Debentures must each be approved by a majority of the votes cast at the meeting.

    All votes will be tabulated by the inspector of election appointed at the meeting who will separately tabulate affirmative votes, negative votes, authority withheld for any nominee for director, abstentions and broker non-votes. Authority withheld will be counted toward the tabulation of the votes cast on the election of directors and will have the same effect as a negative vote. Under Delaware law, any proxy submitted and containing an abstention or broker non-vote will not be counted as a vote cast on any matter to which it relates and, accordingly, will have no effect on the outcome of the vote. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the annual meeting.

                               PROPOSAL NUMBER 1
                             ELECTION OF DIRECTORS

    The Company's by-laws provide that the Board of Directors shall consist of not fewer than 3 nor more than 7 members. The Board of Directors has fixed the number of directors at five, all of whom are to be elected at the 2001 annual meeting.

    All incumbent directors have been nominated to stand for reelection at the 2001 annual meeting to hold office until the 2002 annual meeting. It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of the election of all incumbent directors. If any incumbent director should be unable to serve, the proxies will be voted for the election of a substitute nominee, if any, designated by the Board of Directors. The Company is not aware of any reason why any incumbent director, if elected, would be unable to serve as a director.

NOMINEES

    The name and age of each of the nominees for director, each of whom currently serves on the Board, are set forth below. Additional biographical information concerning each of the nominees and the executive officers follows the table.

NAME                                          AGE                       POSITION
----                                        --------   -------------------------------------------
Joseph J. Raymond.........................     65      Chairman of the Board, President and Chief
                                                       Executive Officer

Michael J. Rutkin.........................     49      Director

Harry Robert Kingston.....................     78      Director

Donald W. Feidt...........................     69      Director

Sanford I. Feld...........................     73      Director

    Set forth below is certain biographical information with respect to the nominees for election to the Board of Directors.

    JOSEPH J. RAYMOND has served as Chairman of the Board and Chief Executive Officer of Stratus since its inception in 1997. Prior thereto, he served as Chairman of the Board, President and Chief Executive Officer of Transworld Home Healthcare, Inc. (NASDAQ:TWHH), a provider of healthcare services and products, from 1992 to 1996. From 1987 through 1997, he served as Chairman of the Board and President of Transworld Nurses, Inc., a provider of nursing and paraprofessional services, which was acquired by Transworld Home
Healthcare, Inc. in 1992.

    MICHAEL J. RUTKIN has served as a Director of Stratus since November 1997 and was Chief Operating Officer and President from March 1997 to October 1998. Since November 1998, Mr. Rutkin has served as General Manager/Chief Executive Officer of Battleground Country Club. From 1996 to 1998, Mr. Rutkin served as Vice President of Transworld Management Services, Inc. From February 1993 to October 1996, he served as Chief Operating Officer of HealthCare Imaging Services, Inc. Prior thereto, Mr. Rutkin was the Executive Vice President of Advanced Diagnostic Imaging from February 1987 to February 1993. From
March 1981 to September 1984, he served as Director of New Business Development for the United States Pharmaceutical Division of CIBA-Geigy. Mr. Rutkin is the brother-in-law of Joseph J. Raymond.

    HARRY ROBERT KINGSTON has served as a Director of Stratus since
November 1997. From 1977 until his retirement in 1989, he served as the President and Chief Executive Officer of MainStream Engineering Company, Inc., an engineering staffing firm located in California. From 1965 to 1968, he served as President and Partner of VIP Engineering Company, a subsidiary of CDI Corporation, a staffing and engineering services business. From 1968 to 1977, Mr. Kingston served as Vice President for CDI Corporation.

    DONALD W. FEIDT has served as a Director of Stratus since November 1997. From 1987 to December 1998, Mr. Feidt was a Managing Partner of Resource Management Associates, an information technology consulting company. Since December 1998, Mr. Feidt has served as a Vice President to the Chief Executive Officer of Skila Inc., a global web-based business intelligence platform company providing services to the medical industry.

    SANFORD I. FELD has served as a Director of the Company since
November 1997. Mr. Feld is currently president of Leafland Associates, Inc., an advisor to Feld Investment and Realty Management, a real estate development and management company. He also serves as Chairman of Flavor and Food Ingredients, a private savory and flavor company. From 1973 to 1979, he served as Director of the Chelsea National Bank of New York City.

MEETINGS OF THE BOARD OF DIRECTORS; COMMITTEES

    During the fiscal year ended September 30, 2000, the Board of Directors held six (6) meetings. During fiscal 2000, each member of the Company's current Board of Directors attended at least 75% of the meetings of the Board of Directors and all of the meetings of the committees on which he served. Directors who are employees of the Company are not compensated for serving on the Board of Directors. Non-employee directors are paid a fee of $1000 per Board of Directors or committee meeting attended in person and $500 per meeting attended telephonically.

    During fiscal 2000, the Board of Directors had two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee currently consists of Mr. Kingston, Mr. Feidt and Mr. Feld. The Audit Committee's principal functions include making recommendations to the Board of Directors regarding the auditors to be engaged as the Company's independent public accountants, reviewing the proposed plan and scope for the annual audit and the results of and recommendations from such audit when completed, reviewing the services rendered by the auditors and the fees charged for such services, determining the effect, if any, of the performance of any non-audit services by the Company's independent public accountants on the independence and objectivity of such accountants, and reviewing the plan, scope and results of the Company's internal audit operations. During fiscal 2000, the Audit Committee held two
(2) meetings.

    Messrs. Kingston, Feidt and Feld are members of the Compensation Committee. The Compensation Committee reviews and approves compensation for executive employees of the Company on a periodic basis, subject to approval of the Board of Directors, and establishes and administers the Company's compensation programs. The Compensation Committee will also administer the 2001 Equity Incentive Plan if the proposal to adopt the plan is approved at the meeting. During fiscal 2000, the Compensation Committee held two (2) meetings.

VOTE REQUIRED

    Election by the Company's stockholders of a nominee for the Board of Directors requires the affirmative vote of a plurality of the votes cast at the annual meeting by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE FOR
                            THE BOARD OF DIRECTORS.

                               PROPOSAL NUMBER 2
                  ADOPTION OF THE STRATUS SERVICES GROUP, INC.
                           2001 EQUITY INCENTIVE PLAN

INTRODUCTION

    The Board of Directors has approved and adopted, subject to approval and ratification by the stockholders, the 2001 Equity Incentive Plan (the "Equity Incentive Plan" or the "Plan"). The Board of Directors believes that the Equity Incentive Plan can be an effective means of attracting, motivating and retaining key employees and directors. In addition, the Board of Directors believes that the Equity Incentive Plan will provide a method whereby key employees and directors can share in the long-term growth in the Company.

    The aggregate number of shares reserved for issuance under the Equity Incentive Plan is 1,000,000 shares.

SUMMARY OF PROVISIONS OF THE 2001 EQUITY INCENTIVE PLAN

    GENERAL

    The Equity Incentive Plan will be administered by the Compensation Committee which will be authorized to grant (i) "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"),
(ii) nonqualified stock options, (iii) stock appreciation rights ("SARs"),
(iv) restricted stock grants, (v) deferred stock awards and (vi) other stock based awards to employees of the Company and its subsidiaries. The Compensation Committee will determine (i) the recipients of awards under the Plan ("Awards"),
(ii) the times at which Awards will be made, (iii) the size and type or types of Awards to be made to each recipient and (iv) will set forth in each such Award the terms, conditions and limitations applicable to the Award granted. The Compensation Committee will have full and exclusive power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of Plan restrictions and to make all of the determinations necessary for its administration.

    The aggregate number of shares of Common Stock reserved for issuance pursuant to Awards granted under the Plan is 1,000,000 shares. The maximum number of shares of the Company's Common Stock which may be issued to the Chief Executive Officer of the Company pursuant to various Awards may not exceed thirty-five percent (35%) of the total number of shares of the Company's Common Stock reserved for issuance under the Plan. The maximum number of shares of the Company's Common Stock which may be issued to any other employee or participant under the Plan may not exceed twenty percent (20%) of the total number of shares of the Company's Common Stock reserved for issuance under the Plan. The Equity Incentive Plan will terminate on December 14, 2010 unless earlier terminated by the Board of Directors.

    Those eligible to receive Awards under the Plan (each, a "Participant" and collectively, the "Participants") will be persons in the employ of the Company, or any of its subsidiaries, designated by the Committee ("Employees") and other persons or entities who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries, including, without limitation, consultants and agents of and advisors to the Company or any subsidiary. A "subsidiary" for purposes of the Plan will be a present or future corporation of which the Company owns or controls, or will own or control, more than 50% of the total combined voting power of all classes of stock or other equity interests.

    AWARDS UNDER THE EQUITY INCENTIVE PLAN

    STOCK OPTIONS. The Compensation Committee may grant either incentive stock options or non-qualified stock options under the Equity Incentive Plan. Only employees of the Company may be granted incentive stock options. The exercise price of each option shall be equal to the "fair market value" (as defined below) of the Common Stock on the date the option is granted to the Participant;

provided, however, that (i) in the Compensation Committee's discretion, the exercise price of a non-qualified option may be less than the fair market value of the Common Stock on the date of grant; (ii) with respect to a Participant who owns more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price of an incentive stock option granted to such Participant shall not be less than 110% of the fair market value of the Common Stock on the date the option is granted; and (iii) with respect to any option repriced by the Compensation Committee, the exercise price shall be equal to the fair market value of the Common Stock on the date such option is repriced unless determined otherwise by the Compensation Committee. For purposes of the exercise price of an option, "fair market value" shall mean the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Small Cap Market. The term of each option granted to a participant pursuant to the Plan will be determined by the Compensation Committee; provided, however, that in no case shall an option be exercisable more than ten years (five years in the case of an incentive stock option granted to a ten-percent stockholder) from the date of the grant.

    STOCK APPRECIATION RIGHTS. An SAR is an Award entitling the recipient to receive payment, in cash and/or shares of Common Stock, determined in whole or in part by reference to appreciation in the value of a share of Common Stock. An SAR entitles the recipient to receive in cash and/or shares of Common Stock, with respect to each SAR exercised, the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date the SAR was granted.

    The Compensation Committee may grant SARs either alone or in combination with an underlying stock option. The term of an SAR and the time or times at which an SAR shall be exercisable shall be set by the Compensation Committee; provided, that an SAR granted in tandem with an option will be exercisable only at such times and to the extent that the related option is exercisable. An SAR granted in tandem with an incentive stock option may be exercised only when the market price of the shares of Common Stock subject to the incentive stock option exceeds the exercise price of the incentive stock option, and the SAR may be for no more than 100% of the difference between the exercise price of the underlying incentive stock option and the fair market value of the Common Stock subject to the underlying incentive stock option at the time the SAR is exercised. At the option of the Compensation Committee, upon exercise, an SAR may be settled in cash, Common Stock or a combination of both.

    RESTRICTED STOCK GRANTS. The Compensation Committee may grant shares of Common Stock under a restricted stock grant which sets forth the applicable restrictions, conditions and forfeiture provisions which shall be determined by the Compensation Committee and which can include restrictions on transfer, continuous service with the Company or any of its subsidiaries, achievement of business objectives, and individual, subsidiary and Company performance. Shares of Common Stock may be granted pursuant to a restricted stock grant for no consideration or for any consideration as determined by the Compensation Committee. Subject to such restrictions, conditions and forfeiture provisions as may be established by the Compensation Committee, any Participant receiving an Award of Restricted Stock will have all the rights of a stockholder of the Company with respect to the shares of Restricted Stock, including the right to vote the shares and the right to receive any dividends thereon.

    DEFERRED STOCK AWARDS. The Compensation Committee may grant shares of Common Stock under a deferred stock award, with the delivery of such shares of Common Stock to take place at such time or times and on such conditions as the Compensation Committee may specify. At the time any deferred stock award is granted, the Committee may provide that the Participant will receive an instrument evidencing the Participant's right to future delivery of Deferred Stock.

    OTHER INFORMATION

    If there is a stock split, stock dividend or other relevant change affecting the Company's Common Stock, appropriate adjustments will be made in the number of shares of Common Stock or in the type of securities to be issued pursuant to any award granted before such event. In the event of a merger, consolidation, combination or other similar transaction involving the Company in which the Company is not the surviving entity, either all outstanding stock options and SARs shall become exercisable immediately and all restricted stock grants and deferred stock awards shall immediately become free of all restrictions and conditions, or the Compensation Committee may arrange to have the surviving entity grant replacement awards for all outstanding awards. Upon termination of service prior to age 65 for any reason other than death or disability, stock options and SARs which are exercisable as of the date of such termination may be exercised within three months of the date of termination, and any restricted stock grants and deferred stock awards which are still subject to any restriction or condition shall be forfeited to the Company. Upon death or disability or voluntary or involuntary termination of service after age 65, all stock options and SARs become immediately exercisable and may be exercised for a period of six months (in the case of death or disability) or three months (in the case of termination for reasons other than death or disability) after the date of termination, and all restricted stock grants and deferred stock awards shall become immediately free of all restrictions and conditions. The Compensation Committee has the discretionary authority to alter or establish the terms and conditions of an award in connection with termination of service. The Board of Directors may amend, suspend or terminate the Equity Incentive Plan, except that no action may, without the consent of a participant, adversely alter or impair any Award previously granted to a participant under the Plan without such participant's consent.

    FEDERAL INCOME TAX CONSEQUENCES

    STOCK OPTIONS. The grant of an incentive stock option or a non-qualified stock option does not result in income for the grantee or in a deduction for the Company.

    The exercise of a non-qualified stock option results in ordinary income for the grantee and a business deduction for the Company measured by the difference between the option's exercise price and the fair market value of the shares of Common Stock received at the time of exercise. If the Company is required to withhold income taxes in connection with the exercise of a non-qualified stock option, the Compensation Committee may, in its discretion, permit such withholding obligation to be satisfied by the delivery of shares of Common Stock held by the grantee or to be delivered to the grantee upon exercise of the option.

    The exercise of a qualified incentive stock option does not result in income for the grantee or in a business deduction for the Company provided that the employee does not dispose of the shares of Common Stock acquired upon exercise within two years after the date of grant of the option and one year after the transfer of the shares of Common Stock upon exercise, and provided further that the employee is employed by the Company or a subsidiary of the Company from the date of grant until three months before the date of exercise. If these requirements are met, the employee's basis in the shares of Common Stock would be the exercise price. Any gain related to the subsequent disposition of shares of Common Stock will be taxed to the employee as a long-term capital gain and the Company will not be entitled to any deduction. The excess of the fair market value of the Common Stock on the date of exercise over the exercise price is an item of tax preference for the employee, potentially subject to the alternative minimum tax.

    If an employee should dispose of the shares of Common Stock acquired pursuant to the exercise of an incentive stock option prior to the expiration of either of the designated holding periods, the employee recognizes ordinary income and the Company is entitled to a business deduction in an amount equal to the lesser of the fair market value of the shares of Common Stock on the date of exercise minus the option exercise price or the amount realized on disposition of the shares of Common Stock minus the option exercise price. Any gain in excess of the ordinary income recognized by the employee is taxable as long-term or short-term capital gain, depending on the holding period. If an option, intended to be an incentive stock option, does not satisfy all of the requirements of an incentive stock option pursuant to Section 422 of the Code when granted, the employee recognizes ordinary income upon exercise of the option and the Company is entitled to a business deduction in an amount equal to the fair market value of the shares of Common Stock on the exercise date minus the option exercise price. Income tax withholding would be required. In the event an option intended to be an incentive stock option does not qualify as such when granted or when exercised, the Board of Directors believes that any related deduction should not be subject to the annual $1 million per capita limitation on employee remuneration for certain executive officers of the Company imposed by
Section 162(m) of the Code. The Board of Directors believes that the income recognized by an employee or other participant upon the exercise of an option granted under the Equity Incentive Plan should be qualified performance-based compensation and, therefore, an exception to the limitations imposed on the Company by Section 162(m) of the Code with respect to the deductibility of officer compensation during a particular calendar year.

    SAR: The grant of an SAR does not result in income for the grantee or in a business deduction for the Company for federal income tax purposes. Upon the exercise of an SAR, the grantee recognizes ordinary income and the Company is entitled to a business deduction measured by the fair market value of the shares of Common Stock plus any cash received. Income tax withholding would be required for employees of the Company and its subsidiaries. The Board of Directors believes that any income related to the exercise of SARs should be exempt from the $1 million limit of Section 162(m) of the Code pursuant to the performance-based compensation exception.

    RESTRICTED STOCK GRANTS AND DEFERRED STOCK AWARD. If the shares of Common Stock issued pursuant to a restricted stock grant or deferred stock award are subject to restrictions resulting in a "substantial risk of forfeiture" pursuant to the meaning of such term under Section 83 of the Code, the restricted stock grant or deferred stock award does not result in income for the grantee or in a business deduction for the Company for federal income tax purposes at the time of the grant or award unless the recipient files a written election with the Internal Revenue Service pursuant to Section 83(b) of the Code to be taxed on the date of issuance on the difference between the then fair market value of the shares awarded and the price the recipient paid for the shares. If there are no such restrictions, conditions, limitations or forfeiture provisions, the grantee recognizes ordinary income and the Company is entitled to a business deduction upon receipt of the shares of Common Stock. Dividends paid to the grantee while the stock remained subject to any restrictions would be treated as compensation for federal income tax purposes. If an election under Section 83(b) is not made, at the time the restrictions lapse, the grantee receives ordinary income and the Company is entitled to a business deduction, subject to the $1 million deduction limitation under Section 162(m), measured by the fair market value of the shares of Common Stock at the time of lapse. Income tax withholding would be required for employees of the Company and its subsidiaries.

    OTHER STOCK BASED AWARDS. Any employee of the Company or any of its subsidiaries who receives shares of Common Stock as bonus compensation or in lieu of the employee's cash compensation shall recognize ordinary income, and the Company shall be entitled to a business deduction, subject to the $1 million deduction limitation under Section 162(m), measured by the fair market value of the shares of Common Stock issued to the employee.

    NEW PLAN BENEFITS

    At this time, no awards have been granted under the Equity Incentive Plan, and it is not possible to state the terms or benefits of any individual awards which may be issued under the Equity Incentive Plan, or which would have been issued if the Equity Incentive Plan had been in effect during fiscal 2000, or the name or positions of, or respective amounts of the allotment to, any persons who may participate.

    VOTE REQUIRED

    Approval and adoption by the Company's stockholders of the Equity Incentive Plan requires the affirmative vote of a majority of the votes cast at the annual meeting by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE
                          2001 EQUITY INCENTIVE PLAN.

                               PROPOSAL NUMBER 3
             PROPOSAL TO APPROVE ISSUANCE OF FULL NUMBER OF SHARES
                OF COMMON STOCK UPON CONVERSION OF 6% DEBENTURES

GENERAL

    In December 2000, the Company received aggregate gross proceeds of $1,987,400 from the issuance of a series of 6% Debentures in a private placement. This transaction is referred to herein as the "6% Debenture Private Placement" and the related securities issuances (including shares of Common Stock issuable upon the conversion of the 6% Debentures) are referred to as the "Private Placement Issuances." All of the securities sold in the 6% Debenture Private Placement were sold to accredited investors.

    Approval of the proposal to approve the issuance of the full number of shares of Common Stock upon conversion of the 6% Debentures is being sought to satisfy the stockholder approval requirements of the National Association of Securities Dealers, Inc. (the "NASD") and the Company's listing agreement with the Nasdaq Stock Market in the event that such conversions require that more than 1,145,112 shares of Common Stock (approximately 19.9% of the shares of Common Stock outstanding before the Private Placement) be issued in connection therewith at a price per share that is less than $4.125 (the closing price of the Common Stock on the trading day immediately preceding the original issue date of the Debentures). The Company is obliged to seek approval of this proposal if requested by a holder of the Debentures under the terms of its agreement with investors who purchased 6% Debentures. See "Description of 6% Debenture Private Placement."

NASD REQUIREMENT AS TO STOCKHOLDER APPROVAL

    The rules of the NASD provide that stockholder approval must be obtained in connection with a transaction other than a public offering involving the sale or issuance of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the voting power outstanding before the issuance for less than the greater of the book or market value of the stock (the "NASD Rule").

    As more particularly described below under the caption "Description of 6% Debenture Private Placement," the 6% Debentures are convertible into Common Stock in accordance with the terms and conditions stated in the 6% Debentures. The number of shares of Common Stock into which each 6% Debenture is convertible depends, in part, upon the "Conversion Price" in effect at the time of the conversion. Under the terms of the 6% Debentures, the "Conversion Price" is the lesser of (1) $4.65 and (2) 75% of the average closing bid price of a share of Common Stock during the five (5) consecutive trading days immediately preceding the applicable conversion date and, accordingly, the number of shares of Common Stock issuable upon conversion of the 6% Debentures will vary inversely with the market price of the Common Stock. As a result, it is not possible to determine at this time the number of shares of Common Stock issuable upon conversion of the 6% Debentures.

    The 6% Debentures contain provisions which would prohibit the issuance of Common Stock upon conversion of the 6% Debentures in excess of the limit imposed by the NASD Rule. As described in greater detail below under "Description of 6% Debenture Placement", the failure to obtain stockholder approval of the full number of shares of Common Stock issuable upon conversion of the 6% Debentures could require the Company to pay cash to a holder of 6% Debentures in an amount equal to the aggregate principal amount of the 6% Debentures then held by such holder for which a conversion would result in an issuance of Common Stock in excess of the limit imposed by the NASD Rule.

DESCRIPTION OF 6% DEBENTURE PRIVATE PLACEMENT

    Pursuant to the terms of the 6% Debentures, each dated as of December 4, 2000 (the "Original Issue Date"), the Company issued and sold in a private placement to certain accredited investors 6% Debentures in the aggregate principal amount of $1,987,400.

    The 6% Debentures are due December 1, 2005 but may be prepaid in whole or in part at any time by the Company upon ten (10) trading days notice. Prepayment may be made in an amount equal to 115% of the aggregate principal amount that the Company elects to prepay if the prepayment occurs within 120 days of the Original Issue Date, in an amount equal to 120% of the aggregate principal amount that the Company elects to prepay if the prepayment occurs after 120 days but before 181 days after the Original Issue Date and in an amount equal to 125% of the aggregate principal amount that the Company elects to prepay if the prepayment occurs 181 days or more after the Original Issue Date.

    The 6% Debentures require the Company to pay interest to the holders thereof on a quarterly basis at a rate of 6% per annum in cash or, at the election of the Company, Common Stock. If interest is paid in Common Stock, then the number of shares issuable on account of such interest will equal the cash amount of the interest divided by the Conversion Price in effect on the conversion date.

    Subject to certain limitations on conversion discussed below, the 6% Debentures are convertible into shares of Common Stock at the option of the holder, in whole or in part, at any time after the expiration of 120 days from the Original Issue Date. The holder may effect conversions at its option by delivering to the Company a conversion notice specifying the principal amount of a 6% Debenture to be converted and the date on which such conversion is to be effected (the "Conversion Date") and containing a schedule reflecting the remaining principal amount of such 6% Debenture and all accrued and unpaid interest thereon subsequent to the conversion requested. Conversions will have the effect of lowering the outstanding principal amount of such 6% Debenture.

    A holder may not convert a 6% Debenture or receive shares of Common Stock as payment of interest in connection with a 6% Debenture to the extent such conversion or receipt of such interest payment would result in the holder, together with any affiliate, beneficially owning in excess of 4.999% of the then issued and outstanding shares of Common Stock (including shares issuable upon conversion of, and payment of interest on, the 6% Debentures held by such holder). A holder of 6% Debentures may waive this restriction.

    If the Company's Common Stock is then listed for trading on the Nasdaq Small Cap Market or the Nasdaq National Market and the Company has not obtained the required stockholder approval, then the Company may not issue in excess of 1,145,112 shares of Common Stock (the "Issuable Maximum;" which equals 19.999% of the number of shares of Common Stock outstanding on the trading day immediately preceding the Original Issue Date) upon conversions of the 6% Debentures at a price per share that is less than the closing price on the trading day immediately preceding the Original Issue Date.

    If on any Conversion Date (A) the Common Stock is listed for trading on the Nasdaq Small Cap Market or Nasdaq National Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding 6% Debentures, together with any shares of Common Stock previously issued upon conversion of the 6% Debentures would exceed the Issuable Maximum, and (C) the Company shall not have previously obtained the vote of stockholders, if any, as may be required by any applicable rules and regulations, then the Company will be required to issue to the 6% Debenture holder requesting a conversion a number of shares of Common Stock equal to such holder's pro-rata portion of the Issuable Maximum and, with respect to the remainder of the aggregate principal amount of the 6% Debentures then held by such holder for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of such holder's pro-rata portion of the Issuable Maximum (the "Excess Principal"), the converting debenture holder will have the option to require the Company to either: (1) use its best efforts to obtain the stockholder approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request, or (2) pay cash to the converting holder in an amount equal to the Excess Principal in full satisfaction of the principal and interest owing under the 6% Debentures held by such holder. If the converting holder elects to require the Company to obtain stockholder approval and the Company fails to obtain the required stockholder approval on or prior to the 60th day after such request, then within three days of such 60th day, the Company will be required to pay cash to the converting holder an amount equal to the Excess Principal in full satisfaction of the principal and interest owing under the 6% Debentures held by such holder.

    Pursuant to the terms of a Registration Rights Agreement, the Company agreed to register for public resale under the Securities Act of 1933, as amended
(i) the shares of Common Stock issuable upon conversion of the 6% Debentures or as payment of interest in accordance with the terms of the 6% Debentures and
(ii) the shares of Common Stock issuable upon conversion of certain warrants issued in connection with the 6% Debenture Private Placement. If the registration statement for such shares of Common Stock is not effective within 120 days of the Original Issue Date, the Company will be in default under the 6% Debentures and will also be required to pay the holders of the 6% Debentures an amount equal to 2% of the aggregate principal amount outstanding for each thirty
(30) day period thereafter that such registration statement is not effective.

    PLACEMENT AGENT COMPENSATION. The placement agents for the 6% Debenture Private Placement described above were May Davis Group, Inc. and Hornblower & Weeks, Inc. (collectively, the "Placement Agents"). In consideration for placing such securities, the Company paid the Placement Agents aggregate commissions of $134,568 and agreed to issue to the Placement Agents five (5) year warrants to acquire 75,000 shares of Common Stock at an exercise price of $7.50 per share and five year warrants to acquire 50,000 shares of Common Stock at an exercise price of $5.00. The Placement Agents will retain their compensation whether or not the stockholder approval sought hereby is obtained.

CONSEQUENCES IF STOCKHOLDER APPROVAL NOT OBTAINED

    If stockholder approval is not obtained, the Company will be prohibited under the rules of the NASD and the terms of its listing agreement with the Nasdaq Stock Market from issuing more than an aggregate of approximately 1,145,112 shares of Common Stock upon conversion of the 6% Debentures. If stockholder approval is not obtained the Company could be required to pay cash to holders seeking to convert 6% Debentures in an amount equal to the principal amount of the Debentures which cannot be converted as a result of the limit imposed by the NASD Rule. No assurance can be given that the Company will have the funds required to make payments to the holders of the 6% Debentures under such circumstances. A failure to make the required payments would result in the Company being in default of the Debentures.

EFFECTS OF CONVERSION OF 6% DEBENTURES ON HOLDERS OF COMMON STOCK

    The issuance of Common Stock upon the conversion of the 6% Debentures will have no effect on the rights or privileges of existing stockholders except to the extent that the interest of each stockholder in the economic results and voting rights of the Company are diluted pro rata based on the number of shares owned by existing stockholders prior to any issuance.

    As noted above, the exact number of shares issuable upon conversion of the 6% Debentures cannot currently be determined but such issuances of Common Stock will vary inversely with the market price of the Common Stock. The current holders of Common Stock will be diluted by issuances of Common Stock upon conversion of the 6% Debentures and may be substantially diluted depending on the future market price of the Common Stock. During the five trading day period ended March 15, 2001, the average closing price of the Common Stock on the Nasdaq Small Cap Market was $2.56 per share. If such market price were used to determine the number of shares of Common Stock issuable as of a Conversion Date, the Company would issue a total of approximately 1,035,104 shares of Common Stock if all 6% Debentures were converted at such date. To the extent that the average closing bid price of the Common Stock is higher than $2.56 during any period used for measuring the Conversion Price of the 6% Debentures, the Company would issue fewer shares of Common Stock. Conversely, to the extent that the average closing bid price of the Common Stock for the five trading days preceding the date of conversion (the "Measurement Period") is lower than $2.56 during any such period, the Company would issue more shares of Common Stock. The following table demonstrates the effect of changes in the market price of the Common Stock on the number of shares issuable upon conversion of the 6% Debentures (excluding shares issuable in lieu of the payment of cash interest) assuming that all 6% Debentures are converted into Common Stock on a Conversion Date.

IF THE AVERAGE CLOSING BID PRICE OF THE          THE NUMBER OF SHARES ISSUABLE UPON
           COMMON STOCK IS:                   CONVERSION OF THE 6% DEBENTURES WILL BE:
---------------------------------------       ----------------------------------------
                   1                                          2,649,867

                   2                                          1,281,600

                   4                                            640,800

                   6                                            480,600

                   8                                            320,400

    The information set forth above is not intended to constitute a prediction as to the future market price of the Common Stock.

BOARD OF DIRECTORS APPROVAL

    In October 2000, the Board of Directors of the Company determined that additional capital would be required to carry out the Company's business plan. As a result, the Board of Directors unanimously approved the 6% Debenture Private Placement. Although other financing options were evaluated, the Board of Directors believed that effecting the 6% Debenture Private Placement was the best financing alternative then available. See "Use of Proceeds."

USE OF PROCEEDS

    The Company estimates that the aggregate net proceeds received by it from the issuance of 6% Debentures in the 6% Debenture Private Placement was approximately $1.9 million (after cash fees to the Placement Agent and estimated transaction expenses). The Company has used the net proceeds to pay off other outstanding indebtedness of the Company and for general working capital purposes.

INTERESTS OF CERTAIN PERSONS

    Prior to the 6% Debenture Private Placement, none of the investors therein was a director, executive officer or 5% stockholder of the Company or an affiliate of any such person or entity.

VOTE REQUIRED

    Approval by the Company's stockholders of issuance of the full number of shares of Common Stock upon conversion of the 6% Debentures requires the affirmative vote of a majority of the votes cast at the annual meeting by the holders of Common Stock present in person or represented by proxy and entitled to vote.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE
           ISSUANCE OF THE FULL NUMBER OF SHARES OF COMMON STOCK UPON
                        CONVERSION OF THE 6% DEBENTURES.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth information with respect to each person who, as of March 15, 2001, is known by the Company to be the beneficial owner (as defined in Rule 13d-3 ("Rule 13d-3") of the Securities Exchange Act of 1934) of more than five percent (5%) of the Company's Common Stock. Except as set forth in the footnotes to the table, the stockholders have sole voting and investment power over such shares:

                                                                  AMOUNT AND        PERCENT
                                                                  NATURE OF            OF
NAME OF BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP    CLASS
------------------------                                     --------------------   --------
Joseph J. Raymond..........................................       627,321(1)          10.5%
Joan Raymond...............................................       510,361(2)           8.8%

------------------------

(1) Includes 168,782 shares subject to options to purchase that are currently exercisable or may become exercisable within 60 days of March 15, 2001. Excludes 1,100,000 shares subject to options that are not exercisable within 60 days of March 15, 2001.

(2) Includes 250,000 shares held by the children of Joan Raymond residing in her household.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information, as of March 15, 2001 with respect to the beneficial ownership (as defined in Rule 13d-3) of the Company's Common Stock by each director and nominee for director, each of the Named Executive Officers (as defined in the section captioned "Executive Compensation") who is currently an officer of the Company and by all directors and executive officers as a group. Except as set forth in the footnotes to the table, the stockholders have sole voting and investment power over such shares.

                                                                  AMOUNT AND        PERCENT
                                                                  NATURE OF            OF
NAME OF BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP    CLASS
------------------------                                     --------------------   --------
Joseph J. Raymond..........................................         627,321(1)        10.5%
Charles A. Sahyoun.........................................         269,615(2)         4.6
Michael J. Rutkin..........................................         213,075(3)         3.7
Michael A. Maltzman........................................         111,282(4)         1.9
Sanford I. Feld............................................          57,834(5)          (6)
H. Robert Kingston.........................................          43,333(7)          (6)
Donald W. Feidt............................................          30,000(8)          (6)
All Directors and Executive Officers as a Group (9
  persons)(1)(2)(3)(4)(5)(7)(8) and (9)....................       1,406,803           22.8%

------------------------

(1) Includes 168,782 shares subject to options to purchase that are currently exercisable or become exercisable within 60 days of March 15, 2001. Excludes 1,100,000 shares subject to options that are not vested or exercisable within 60 days of March 15, 2001.

(2) Includes 64,615 shares subject to currently exercisable stock options. Excludes 120,833 shares subject to options that are not exercisable within 60 days of March 15, 2001.

(3) Includes 30,000 shares held by children of Michael Rutkin living in his household and 10,000 shares held by his wife.

(4) Includes 64,615 shares subject to currently exercisable stock options. Excludes 120,833 shares subject to options that are not exercisable within 60 days of March 15, 2001.

(5) Includes 49,167 shares subject to currently exercisable stock options and warrants.

(6) Shares beneficially owned do not exceed 1% of the Company's outstanding Common Stock.

(7) Includes 33,333 shares held by the Kingston Family Revocable Trust. Includes 10,000 shares subject to options that become exercisable within 60 days of March 15, 2001.

(8) Includes 10,000 shares subject to options that become exercisable within 60 days of March 15, 2001.

(9) Includes 54,343 shares that are beneficially owned by J. Todd Raymond, the Company's General Counsel and Corporate Secretary, including 22,115 shares subject to currently exercisable options. Excludes 46,667 shares subject to options that are not exercisable within 60 days of March 15, 2001.

                             EXECUTIVE COMPENSATION

    The following table provides certain summary information regarding compensation paid by the Company during the fiscal years ended September 30, 1998, 1999 and 2000 to the Chief Executive Officer of the Company and to each of the Company's other four most highly paid executive officers (together with the Chief Executive Officer, the "Named Executive Officers"):

                                                                                          LONG TERM
                                                         ANNUAL COMPENSATION             COMPENSATION
                                                  ----------------------------------   ----------------
                                                                                            AWARDS
                                                                                       NUMBER OF SHARES
                                                                                       UNDERLYING STOCK
NAME AND PRINCIPAL POSITION                       FISCAL YEAR   SALARY(S)   BONUS($)      OPTIONS(#)
---------------------------                       -----------   ---------   --------   ----------------
Joseph J. Raymond...............................     2000       $127,885    $25,900       1,102,115
Chairman and Chief Executive Officer                 1999         53,846         --              --
                                                     1998         45,308     10,000              --

Michael A. Maltzman.............................     2000       $155,039    $21,975         102,115
Treasurer and Chief Financial Officer                1999        145,550      7,500              --
                                                     1998        133,704      7,500              --

Charles Sahyoun.................................     2000       $160,962    $54,400         102,115
President, Engineering Services Division             1999        159,284         --              --
                                                     1998        107,284     35,000          83,333

Mark S. Levine..................................     2000       $165,000    $    --           1,855
Former Chief Marketing Officer (1)                   1999        165,000         --              --
                                                     1998         66,635     50,000          83,333

A. George Komer.................................     2000       $165,000    $    --           1,855
Former President, Staffing Services Division(1)      1999        165,000         --              --
                                                     1998         63,462     50,000          83,333

------------------------

(1) The employment of these officers terminated approximately in October 2000.

OPTION GRANTS IN LAST FISCAL YEAR

    Shown below is further information with respect to grants of stock options in fiscal 2000 to the Named Officers by the Company which are reflected in the Summary Compensation Table set forth under the caption "Executive Compensation." Shown below is further information with respect to grants of stock options in fiscal 2000 to the Named Officers by the Company which are reflected in the Summary Compensation Table set forth under the caption "Executive Compensation."

                                                   INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE VALUE
                                 ------------------------------------------------------     AT ASSUMED ANNUAL RATES
                                   NUMBER OF       PERCENT OF     EXERCISE                         OF STOCK
                                   SECURITIES     TOTAL OPTIONS      OR                     PRICE APPRECIATION FOR
                                   UNDERLYING      GRANTED TO       BASE                          OPTION TERM
                                    OPTIONS       EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------
NAME                             GRANTED (#)(1)    FISCAL YEAR     ($/SH)       DATE           5%           10%($)
----                             --------------   -------------   --------   ----------   ------------   ------------
Joseph J. Raymond..............   1,000,000(1)        54.8%        $6.00       4/05/10     $3,770,000     $9,560,000
                                      2,115(2)          (4)         6.60       6/27/50          2,237          6,478
                                    100,000(3)         5.4          5.625      7/21/10        353,500        895,500

Michael A. Maltzman............       2,115(2)          (4)         6.00       6/27/10          7,974         20,219
                                    100,000(3)         5.4          5.625      7/21/10        353,500        895,500

Charles Sahyoun................       2,115(2)          (4)         6.00       6/27/10          7,974         20,219
                                    100,000(3)         5.4          5.625      7/21/10        353,500        895,500

Mark S. Levine.................       1,855(2)          (4)         6.00       6/27/10          6,993         17,733

A. George Komer................       1,855(2)          (4)         6.00       6/27/10          6,993         17,733

------------------------

(1) These options become exercisable only after the Company achieves earnings of $1.00 per share in a fiscal year.

(2) These options are exercisable commencing on the first anniversary of the date of grant.

(3) These options are exercisable cumulatively in four (4) equal annual installments commencing on the first anniversary of the date of grant.

(4) Less than one percent.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    Shown below is information with respect to options exercised by the Named Executive Officers during fiscal 2000 and the value of unexercised options to purchase the Company's Common Stock held by the Named Executive Officers at September 30, 2000.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                      OPTIONS HELD                  IN-THE-MONEY
                                     SHARES                           AT FY-END (#)           OPTIONS AT FY-END ($)(1)
                                   ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                               EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               -----------   -----------   -----------   -------------   -----------   -------------
Joseph J. Raymond................         --           --        166,667       1,102,115      $645,835         $    --
George Komer.....................         --           --         41,666          43,552        98,956          98,959
Mark Levine......................         --           --         41,666          43,552        98,956          98,959
Charles Sahyoun..................         --           --         41,666         143,782        98,956          98,959
Michael A. Maltzman..............         --           --         62,500         122,948       148,438          49,478

    No options were exercised by the Named Executive Officers during the fiscal year ended September 30, 2000.

------------------------

Represents market value of shares covered by in-the-money options on September 30, 2000. The closing price of the Common Stock on such date was $5.375. Options are in-the-money if the market value of shares covered thereby is greater than the option exercise price.

EMPLOYMENT AGREEMENTS

    In September 1997, the Company entered into an employment agreement (the "Raymond Agreement") with Joseph J. Raymond, Chairman and Chief Executive Officer, which had an initial term that expired in September 2000. The Raymond Agreement has been extended through September 2002. Pursuant to the Raymond Agreement and subsequent amendments, Mr. Raymond is entitled to a minimum annual base salary of $175,000 which is reviewed periodically and subject to such increases as the Board of Directors, in its sole discretion, may determine. During the term of the Raymond Agreement, if Stratus is profitable, Mr. Raymond is entitled to a bonus/profit sharing award equal to .4% of Stratus' gross margin, but not in excess of 100% of his base salary. If Stratus is not profitable, he is entitled to a $10,000 bonus. Mr. Raymond is eligible for all benefits made available to senior executive employees, and is entitled to the use of an automobile.

    In the event Stratus terminates Mr. Raymond without "Good Cause",
Mr. Raymond will be entitled to severance compensation equal to 2.9 times his base salary then in effect plus any accrued and unpaid bonuses and unreimbursed expenses. As defined in the Raymond Agreement "Good Cause" shall exist only if Mr. Raymond:

    - willfully or repeatedly fails in any material respect to perform his obligations under the Raymond Agreement, subject to certain opportunities to cure such failure;

    - is convicted of a crime which constitutes a felony or misdemeanor or has entered a plea of guilty or no contest with respect to a felony or misdemeanor during his term of employment;

    - has committed any act which constitutes fraud or gross negligence;

    - is determined by the Board of Directors to be dependent upon alcohol or drugs; or

    - breaches confidentiality or non-competition provisions of the Raymond Agreement.

    Mr. Raymond is also entitled to severance compensation in the event that he terminates the Raymond Agreement for "Good Reason" which includes:

    - the assignment to him or any duties inconsistent in any material respect with his position or any action which results in a significant diminution in his position, authority, duties or responsibilities;

    - a reduction in his base salary unless his base salary is, at the time of the reduction, in excess of $200,000 and the percentage reduction does not exceed the percentage reduction of gross sales of Stratus over the prior twelve month period;

    - Stratus requires Mr. Raymond to be based at any location other than within 50 miles of Stratus' current executive office location; and

    - a Change in Control of Stratus, which includes the acquisition by any person or persons acting as a group of beneficial ownership of more than 20% of the outstanding voting stock of Stratus, mergers or consolidations of Stratus which result in the holders of Stratus' voting stock immediately before the transaction holding less than 80% of the voting stock of the surviving or resulting corporation, the sale of all or substantially all of the assets of Stratus, and certain changes in the Stratus Board of Directors.

    In the event that the aggregate amount of compensation payable to Mr. Raymond would constitute an "excess parachute payment" under the Code, then the amount payable to Mr. Raymond will be reduced so as not to constitute an "excess parachute payment." All severance payments are payable within 60 days after the termination of employment.

    Mr. Raymond has agreed that during the term of the Raymond Agreement and for a period of one year following the termination of his employment, he will not engage in or have any financial interest in any business enterprise in competition with Stratus that operates anywhere within a radius of 25 miles of any offices maintained by the Company as of the date of the termination of employment.

    The Company entered into employment agreements with each of the other four
(4) officers named in the Executive Compensation table set forth above. The agreements with Mr. Levine and Mr. Komer, which were terminated in October 2000, provided for a signing bonus of $50,000, annual base salaries of $165,000 and profit sharing awards based upon a percentage of the gross margin of the accounts under their responsibility. The agreements with Mr. Sahyoun and Mr. Maltzman provide for base salaries of $165,000 and $146,000, respectively. The agreement with Mr. Sahyoun entitles him to a profit sharing award equal to 10% of the Engineering Services Division's pre-tax income, but not in excess of his base salary. Mr. Maltzman is entitled to profit sharing awards based upon the Company's overall profitability. Each of these agreements is terminable by any party at any time without cause. However, in the event that either of these agreements are terminated by the Company without cause or by the executive with good reason, the executive will be entitled to a severance payment equal to the greater of one month's salary for each year worked or three months salary. In addition, the Company will pay the executive any earned but unused vacation time and any accrued but unpaid profit sharing. The Company is also required to maintain insurance and benefits for a terminated executive during the severance period.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors (the "Compensation Committee" or the "Committee") has furnished the following report on executive compensation.

    The Compensation Committee is currently comprised of independent, non-employee directors. It is charged with the responsibility of reviewing and approving the compensation of the Company's officers and administration of the Company's equity incentive plans.

    GENERAL COMPENSATION. The Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. It is the objective of the Board to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board establishes from time to time for the Company and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and the company's stockholders.

    The summary below describes in more detail the factors which the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

    BASE SALARY. The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted annually to take into account the individual's performance and to maintain a competitive salary structure.

    CASH-BASED INCENTIVE COMPENSATION. Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific company-wide goals, such as customer satisfaction, revenue growth and earnings growth.

    LONG-TERM INCENTIVE COMPENSATION. The Company has utilized its equity incentive plans to provide executives and other key employees with incentives to maximize long-term stockholder value. Awards under these plans by the Board take the form of stock options designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's stockholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and responsibilities, and industry practices and norms. Long-term incentives granted in prior years and existing level of stock ownership are also taken into consideration.

    Each option grant allows the executive officer to acquire shares of Common Stock at a fixed price per share (generally, the fair market value on the date of grant) over a specified period of time (generally up to 10 years). The options typically vest in periodic installments over a four-year period. Accordingly, the option will provide a return to the executive officer only if the market price of the Common Stock appreciates over the option term.

    COMPENSATION OF EXECUTIVE OFFICER. In September 1997, the Board of Directors approved an employment agreement between the Company and Mr. Raymond which provides for a minimum base salary of $175,000 per year, which is reviewed periodically and subject to such increases as the Board of Directors, in its sole discretion, may determine. See "Employment Agreements" for a more detailed description of Mr. Raymond's employment agreement. During the term of this employment agreement, if Stratus is profitable, Mr. Raymond is entitled to a bonus/profit sharing award equal to .4% of

Stratus' gross margin, but not in excess of 100% of his base salary. If Stratus is not profitable, he is entitled to a $10,000 bonus. Mr. Raymond is eligible for all benefits made available to senior executive employees, and is entitled to the use of an automobile. In addition, in recognition of Mr. Raymond's waiver of salary until the completion of the Company's initial public offering and his contribution to the public offering process, the Board of Directors approved, in January 2000, the issuance to Mr. Raymond, upon the completion of the Company's initial public offering, of options to acquire 1,000,000 shares of Common Stock at an exercise price per share equal to the initial public offering price of the Common Stock Offering. These options, which have a ten-year term, become exercisable only after the Company achieves earnings of $1.00 per share in a fiscal year and will be forfeited if Mr. Raymond leaves the employ of the Company. In July 2000, the Board of Directors, after considering the Company's achievements in fiscal 2000, including its achievement of profitability, granted Mr. Raymond options to acquire 100,000 shares of Common Stock at an exercise price of $5.625 per share. Mr. Raymond was also granted options to acquire 2,115 shares of Common Stock at a price of $6.60 per share as part of the Board's award of options to substantially all of the employees of the Company based upon length of service.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION. In 1993, the Code was amended to add Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance based compensation that has been approved by stockholders is not subject to the deduction limit. The Company believes that compensation paid to its officers under all of its equity based compensation plans (including the 2001 Equity Incentive Plan if approved by the Company's stockholders), except the 2000 Equity Incentive Plan, will qualify as performance based compensation, and will therefore be exempt from the $1,000,000 deduction limit.

        Respectfully Submitted by the
       COMPENSATION COMMITTEE:
       H. Robert Kingston
       Donald W. Feidt
       Sanford I. Feld

                               PERFORMANCE GRAPH

    Set forth below is a performance graph which compares the percentage change in the cumulative total stockholder return on the Common Stock of the Company for the period from April 26, 2000 (the date that the Company's Common Stock began trading on the Nasdaq Stock Market) to September 30, 2000, with the cumulative total return over the same period on the Nasdaq Market Index and the Staffing Industry Report Stock Index over the same period (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Market Index and the Staffing Industry Report Stock Index on April 26, 2000 and that all dividends were reinvested).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

4/26/00 5/31/00 6/30/00 7/31/00 8/31/00 9/30/00
Stratus Services Group, 100.00 117.86 85.71 95.54 92.86 76.79
Staffing Industry Repor 100.00 101.62 92.43 102.89 94.54 93.74
NASDAQ Market Index 100.00 87.59 102.51 97.14 108.31 94.65

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee operates under a written charter adopted by the Board of Directors which is annexed to this Proxy Statement as Exhibit A.
Donald W. Feidt, Sanford I Feld and H. Robert Kingston are the members of the Audit Committee. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's Annual Report with management..

    The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Accounting Standard No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2000 for filing with the Securities and Exchange Commission.

Donald W. Feidt, Audit Committee Member

Sanford I. Feld, Audit Committee Member

H. Robert Kingston, Audit Committee Member

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Jeffrey J. Raymond, the son of the Company's Chairman and Chief Executive Officer, serves as a consultant to the Company pursuant to an agreement which requires him to supervise the collection of certain accounts receivable, to use his best efforts to maintain relationships with certain clients and to assist in due diligence investigations of acquisitions of other companies. The agreement requires the Company to pay Jeffrey J. Raymond consulting fees of $2,200 per week. Total consulting fees paid to Jeffrey Raymond were $156,000 in fiscal 2000. As of March 15, 2001, Jeffrey J. Raymond's wife, Joan Raymond, and his children collectively owned approximately 8.8% of the Company's outstanding Common Stock.

    During fiscal 2000, the Company paid consulting fees of $9,000 to RVR Consulting, Inc., a corporation of which Joseph J. Raymond, Jr., the son of Joseph J. Raymond, the Company's Chairman and Chief Executive Officer, is an officer and 50% shareholder. In March 1999 Joseph J. Raymond, Jr. became the Chief Executive Officer of Complete Wellness, Inc. Beginning in 1998, the Company provided staffing services to Complete Wellness, Inc. On September 29, 2000, Joseph J. Raymond Jr. resigned his position at Complete Wellness. On April 23, 2000, the Company ceased servicing Complete Wellness. Revenues for services rendered to Complete Wellness were $364,000 in fiscal 2000.

    In November and December 1998, the Company borrowed $50,000 from Sanford I. Feld, a director of Stratus. This loan was represented by a promissory note which bore interest at the rate of 1.5% per month and was originally due in July 1999. In consideration for making the loan, the Company issued Mr. Feld warrants to acquire 32,500 shares of the Company's Common Stock. The warrants have a five-year term. The loan made by Mr. Feld was repaid in May 2000.

    In October 1998, the Company borrowed $250,000 from the estate of Irene Lynch. J. Todd Raymond, General Counsel and Secretary, is the grandson of Irene Lynch and the trustee of the Irene Lynch estate. This loan was represented by a promissory note bearing interest at the rate of 2% per month that was due on April 14, 1999. In consideration for making the loan, the Company issued 26,666 shares of its Common Stock to the estate. The loan was repaid in May 2000.

    All prior and ongoing material transactions with related parties have been reviewed and/or ratified by a majority of the Company's independent, disinterested directors. The Company anticipates that from time to time it will enter into additional transactions with related parties. However, all future material transactions with related parties will be entered into on terms that are no less favorable than those that can be obtained from unaffiliated third parties. At all times, the Company's directors have access to the Company's counsel to discuss Company related issues.

                               OTHER INFORMATION

ACCOUNTING MATTERS

    Selection of the independent public accountants for the Company is made by the Board of Directors. As previously stated under the caption "Election of Directors," the Company's Board of Directors has an Audit Committee consisting of outside directors, and the present members of the committee are Mr. Kingston, Mr. Feidt and Mr. Feld. Amper Politziner Mattia, P.A. currently serves as the Company's independent public accountants. The Audit Committee has not yet selected the auditors for fiscal 2001. A representative of Amper Politziner Mattia, P.A. will be present at the meeting and will have an opportunity to make a statement if the representative desires to do so. Said representative will also be available to respond to appropriate questions from stockholders of the Company.

    During fiscal 2000, Amper, Politziner & Mattia, P.A. provided various audit and non-audit services to the Company as follows:

    (a) AUDIT FEES: Aggregate fees billed for professional services rendered for the audit of the Company's fiscal year 2000 annual financial statements and review of financial statements in the Company's Form 10-Q Reports. $98,000.

    (b) FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: None.

    (c) ALL OTHER FEES: $5,400 (which included no consulting services).

    The Audit Committee of the Board has considered whether provision of the services described in sections (b) and (c) above is compatible with maintaining the independent accountant's independence and has determined that such services have not adversely affected Amper, Politziner & Mattia, P.A.'s independence.

STOCKHOLDER PROPOSALS

    Stockholder proposals for presentation at the Company's next annual meeting must be received by the Company (Attn: Secretary) at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than December 3, 2001. The Company's by-laws contain certain procedures which must be followed in connection with stockholder proposals.

ANNUAL REPORT TO SHAREHOLDERS

    The annual report to stockholders for the fiscal year ended September 30, 2000 accompanies this Proxy Statement. Amper, Politziner & Mattia, P.A. has audited the financial statements of the Company for the three fiscal years ended September 30, 2000, which financial statements are contained in the annual report to stockholders. Such annual report, including the audited financial statements contained therein, is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material. Additional reports are available without charge upon request by writing to the Company at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 Attn: Investor Relations or email at InvestorRelations@stratusservices.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its executive officers, directors and greater than ten percent stockholders complied with all filing requirements applicable to them with respect to events or transactions during fiscal 2000, except that the Forms 3 required to be filed in May 2000 by each of Joseph J. Raymond, Charles Sahyoun, Michael A. Maltzman, Mark Levine, A. George Komer, J. Todd Raymond, H. Robert Kingston, Sanford I. Feld, Donald W. Feidt, Michael J. Rutkin and Joan J. Raymond following the completion of the Company's initial public offering were filed late. In addition, each of Joseph J. Raymond, Charles Sahyoun, Michael A. Maltzman, J. Todd Raymond, Sanford I. Feld and Donald W. Feidt are late in filing the Forms 5 which were due for filing in November 2000.

OTHER BUSINESS

    The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

    ALL STOCKHOLDERS ARE URGED TO MARK, SIGN, DATE AND SEND IN THEIR PROXIES IN THE ENCLOSED ENVELOPE WITHOUT DELAY TO AMERICAN STOCK TRANSFER AND TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NEW YORK 11219, ATTN: MAILROOM INSIDE DELIVERY, 1ST FLOOR. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ J. Todd Raymond

                                          J. TODD RAYMOND

                                          SECRETARY

April 3, 2001

                                                                   PROXY

--------------------------------------------------------------------------------
                            (Fold and Detach Here)

                       STRATUS SERVICES GROUP, INC.
      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2001

                 THIS PROXY IS BEING SOLICITED ON BEHALF OF
          THE BOARD OF DIRECTORS OF STRATUS SERVICES GROUP, INC.

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Joseph J. Raymond and J. Todd Raymond and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock of STRATUS SERVICES GROUP, INC., standing in the name of the undersigned at the close of business on March 15, 2001, at the annual meeting of stockholders to be held at 500 Craig Road, Manalapan, New Jersey on May 1, 2001 and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the reverse side hereof. Said proxies are authorized to vote in their discretion upon any other matters which may come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED, AND IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR THE PROPOSAL TO ADOPT THE 2001 EQUITY INCENTIVE PLAN AND FOR THE PROPOSAL TO APPROVE THE FULL ISSUANCE OF SHARES UNDER THE 6% DEBENTURES.


             (CONTINUED, AND TO BE DATED AND SIGNED ON OTHER SIDE)

--------------------------------------------------------------------------------
                Please Detach and Mail in the Envelope Provided


/X/  PLEASE MARK YOUR
     VOTES AS INDICATED
     IN THIS EXAMPLE


                  (This proxy is continued from reverse side)
-------------------------------------------------------------------------------

                                      FOR     WITHHELD                                          FOR       AGAINST       ABSTAIN

1. ELECTION OF DIRECTORS:             / /       / /                    2. Approval of 2001         / /        / /            / /
                                                                          Equity Incentive
   NOMINEES:                                                              Plan
   Joseph J. Raymond, Michael J.0
   Rutkin, Harry Robert
   Kingston, Donald W. Feidt
   and Sanford I. Feld


FOR, except vote withheld from
the following nominee(s):

________________________________
________________________________
________________________________

3. Approval of full issuance of       FOR     AGAINST    ABSTAIN
   shares under 6% debentures         / /       / /        / /


                                                                            PLEASE MARK, SIGN, DATE AND
                                                                            RETURN THE PROXY CARD
                                                                            PROMPTLY USING THE
                                                                            ENCLOSING ENVELOPE.

                                                                Date:     , 2001
---------------------------     --------------------------------     -----
 Signature (title, if any)        Signature, if held jointly

(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)